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As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TransMontaigne Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1052062 (I.R.S. Employer Identification No.)
1670 Broadway, Suite 3100 Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

TransMontaigne Inc. Equity Incentive Plan
(Full title of the plan)

Erik B. Carlson, Esq. Secretary and General Counsel TransMontaigne Inc. 1670 Broadway, Suite 3100 Denver, Colorado 80202 (303) 626-8200	Copy to: Whitney Holmes, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 (303) 899-7300

        (Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common stock, par value $0.01 per share	1,124,628	$7.96	$8,952,039	$1,054

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions contained in the plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average high and low sales prices of the Registrant's common stock as reported on the American Stock Exchange on February 18, 2005.

The exhibit index is located on page 7 of this registration statement.

EXPLANATORY NOTE

        On August 29, 1997, TransMontaigne Inc., a Delaware corporation (the "Registrant"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act the Registration Statement on Form S-8, File No. 333-34579 (the "Original Registration Statement"), covering the registration of 1,800,000 shares of common stock authorized for issuance under the TransMontaigne Oil Company Equity Incentive Plan as then in effect (the "Original Plan").

        Effective as of March 17, 1999, the Registrant's Board of Directors approved two amendments to the Original Plan (as so amended, the "Plan"). The first amendment, ratified by the stockholders of the Registrant on November 18, 1999, (1) increased the number of shares of common stock available for issuance thereunder by 1,700,000 shares to a total of 3,500,000, (2) added an "evergreen" feature pursuant to which the number of shares available for issuance under the Plan increases annually, beginning on June 30, 2000, by a number of shares of common stock of the Registrant equal to one percent of the total number of issued and outstanding shares of common stock on the last day of immediately preceding fiscal year (June 30), and (3) changed the name of the Plan to "TransMontaigne Inc. Equity Incentive Plan." The second amendment changed the definition of "change in control" under the Plan.

        On October 17, 2001, the Registrant filed with the Commission another Registration Statement on Form S-8, File No. 333-71724 (the "Prior Registration Statement"), covering the registration of 2,312,095 shares of common stock, representing the aggregate of the one percent increases under the evergreen feature for June 30, 2000 and 2001. The Registrant is filing this Registration Statement on Form S-8 covering the registration of 1,124,628 shares of common stock, representing the aggregate of the one percent increases under the evergreen feature for June 30, 2002, 2003 and 2004. After giving effect to the foregoing increases, the total number of shares of common stock issued or available for issuance under the Plan as of February 23, 2005 is 5,236,723.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

  Item 2. Registrant Information and Employee Plan Annual Information.

        If participants in the Plan call or write to Erik B. Carlson, Esq., Senior Vice President, Corporate Secretary and General Counsel, TransMontaigne Inc., 1670 Broadway, Suite 3100, Denver, Colorado 80202, (303) 626-8200, we will provide them with copies of the documents incorporated by reference in Item 3 of Part II of this registration statement and other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) under the Securities Act, without charge. The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation of Documents by Reference.

        Pursuant to Instruction E of Form S-8, the contents of the Original Registration Statement and the Prior Registration Statement are incorporated herein by reference.

        Additionally, the following documents and all other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

        (a)   The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

        (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

        (c)   The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A (File No. 001-11763) filed with the Commission on May 24, 1996 under the Exchange Act.

        Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

        To the extent that any proxy statement or any current report on Form 8-K is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement or in any Item of such Form 8-K which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

   Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby. FILED HEREWITH.
23.1	Consent of Hogan & Hartson L.L.P. Contained in its opinion filed herewith as Exhibit 5.1.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant. FILED HEREWITH.
24.1	Power of Attorney. Included on the signature page to this registration statement.
99.1
TransMontaigne Oil Company Equity Incentive Plan. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on August 8, 1997 in connection with its August 28, 1997 Annual Meeting of Stockholders.
99.2
Amendment to TransMontaigne Oil Company Equity Incentive Plan, effective March 17, 1999, changing name of Plan to "TransMontaigne Inc. Equity Incentive Plan" and increasing the number of shares of the Registrant's common stock authorized for issuance under the Plan. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on October 26, 1999 in connection with its November 18, 1999 Annual Meeting of Stockholders.
99.3
Amendment to TransMontaigne Inc. Equity Incentive Plan, effective March 17, 1999, modifying the definition of "change in control" under the Plan. Incorporated by reference to Registrant's Form S-8 (File No. 333-71724) filed on October 17, 2001.
99.4
Amendment to TransMontaigne Inc. Equity Incentive Plan, effective November 21, 2002, providing the grant of equity-based awards to non-employee Directors of the Company. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on October 16, 2002 in connection with its November 21, 2002 Annual Meeting of Stockholders.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 23 day of February, 2005.

TRANSMONTAIGNE INC.
By:	/s/ DONALD H. ANDERSON Donald H. Anderson Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald H. Anderson, Randall J. Larson and Erik B. Carlson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date

/s/ CORTLANDT S. DIETLER Cortlandt S. Dietler	Chairman of the Board	February 23, 2005
/s/ DONALD H. ANDERSON Donald H. Anderson	Vice Chairman, Chief Executive Officer and President (Principal Executive Officer)	February 23, 2005
/s/ RANDALL J. LARSON Randall J. Larson	Executive Vice president, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	February 23, 2005
/s/ JOHN A. HILL John A. Hill	Director	February 23, 2005
/s/ BRYAN H. LAWRENCE Bryan H. Lawrence	Director	February 23, 2005
/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director	February 23, 2005
/s/ EDWIN H. MORGENS Edwin H. Morgens	Director	February 23, 2005
/s/ WAYNE W. MURDY Wayne W. Murdy	Director	February 23, 2005
/s/ WALTER P. SCHUETZE Walter P. Schuetze	Director	February 23, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby. FILED HEREWITH.
23.1	Consent of Hogan & Hartson L.L.P. Contained in its opinion filed herewith as Exhibit 5.1.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant. FILED HEREWITH.
24.1	Power of Attorney. Included on the signature page to this registration statement.
99.1
TransMontaigne Oil Company Equity Incentive Plan. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on August 8, 1997 in connection with its August 28, 1997 Annual Meeting of Stockholders.
99.2
Amendment to TransMontaigne Oil Company Equity Incentive Plan, effective March 17, 1999, changing name of Plan to "TransMontaigne Inc. Equity Incentive Plan" and increasing the number of shares of the Registrant's common stock authorized for issuance under the Plan. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on October 26, 1999 in connection with its November 18, 1999 Annual Meeting of Stockholders.
99.3
Amendment to TransMontaigne Inc. Equity Incentive Plan, effective March 17, 1999, modifying the definition of "change in control" under the Plan. Incorporated by reference to Registrant's Form S-8 (File No. 333-71724) filed on October 17, 2001.
99.4
Amendment to TransMontaigne Inc. Equity Incentive Plan, effective November 21, 2002, providing the grant of equity-based awards to non-employee Directors of the Company. Incorporated by reference to the Registrant's Definitive Proxy Statement (File No. 001-11763) filed on October 16, 2002 in connection with its November 21, 2002 Annual Meeting of Stockholders.

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
    Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
    Item 3. Incorporation of Documents by Reference.
    Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX